Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. to Acquire

60,048 Square Foot Shopping Center in Harrodsburg, Kentucky

•	Acquisition will expand Wheeler’s geographic footprint into Kentucky

•	Property is 97% leased

•	Upon acquisition, Wheeler will have 24 properties in 9 states

Virginia Beach, VA – May 28, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that the Company has assumed a contract to acquire Harrodsburg Marketplace, a 60,048 square foot shopping center for a purchase price of approximately $5.0 million, or $83.27 per leasable square foot. Wheeler intends to use a combination of cash and debt to pay for the property and will assume the contract from Wheeler Interests, LLC, an affiliated company.

The property is grocery-anchored by nationally known supermarket retailer Kroger and is located in Harrodsburg, Kentucky on U.S. Route 127, an interstate highway that runs north to south in the eastern half of the United States. Harrodsburg Marketplace is approximately 30 miles southwest of Lexington, Kentucky.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “Harrodsburg Marketplace is centrally located in a prime location with the adjacent stores drawing traffic into the area and acting as the retail ‘hub’ of the town. We intend to acquire Harrodsburg Marketplace under favorable terms, that will generate returns and be accretive to our bottom line. Upon closing, we also will begin to explore expansion possibilities with the center that will further increase value for our shareholders. We are excited about this acquisition and feel that this property is a great way to start building Wheeler’s presence in Kentucky.”

Harrodsburg Marketplace – Harrodsburg, Kentucky

Built in 1995, Harrodsburg Marketplace is a 60,048 square foot shopping center that was renovated in 2001. The property is 97% leased and is occupied by nationally and regionally known retailers and restaurant tenants that include Arby’s, AT&T, Cato Fashion and First American Cash Advance. The property is grocery-anchored by Kroger who has built a fuel center on the property and remodeled the entranceway to the grocery store. The shopping center is shadow-anchored by Wal-Mart and Save-A-Lot.	Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) has assumed the contract to acquire Harrodsburg Marketplace, a shopping center located in Harrodsburg, KY (photo above).

Wheeler Real Estate Investment Trust Inc. May 28, 2013	Page 2

Location / Demographic Information

Named one of Kentucky’s “Best Small Towns”, Harrodsburg is a popular tourist destination that was the first city formally chartered in what later became the Commonwealth of Kentucky. Harrodsburg has also been honored as the oldest permanent American settlement west of the Appalachians. The city is located in Mercer County, which, as of the 2010 census, had a population of 21,331.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward - looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward - looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward - looking statements. Specifically, the Company’s statements regarding potential future acquisitions and the anticipated profitability of the current acquisition or such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward - looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward - looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward - looking statements to reflect events or circumstances that arise after the date hereof.

Wheeler Real Estate Investment Trust Inc. May 28, 2013	Page 3

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212) 836-9615 / tdowns@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com